DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Announces CEO Succession Plan
News Release
Released at 3:30 PM CDT
     DALLAS — February 5, 2009 — Denbury Resources Inc. (NYSE symbol: DNR) today announced that it has formalized a succession plan whereby Gareth Roberts, founder of the company, plans to step down as President and CEO on or around June 30, 2009. At that time, Mr. Roberts will become Co-Chairman of the Board of Directors and will assume a non-officer role as its Chief Strategist. Phil Rykhoek, currently Senior VP and Chief Financial Officer, will become the new CEO and Tracy Evans, currently Senior VP Reservoir Engineering will become President and Chief Operating Officer. Mark Allen, currently VP and Chief Accounting Officer, will become Senior VP and Chief Financial Officer.
     Commenting on the changes, Mr. Roberts said, “I will still be 100% financially and intellectually invested in this company and with these changes, I will be able to better focus my efforts on strategic planning in order to maximize Denbury’s unique strategic advantage in the extraction of oil with CO2. The promotions of our senior team will allow them to better execute our existing strategy, which they have effectively been doing already through our investment committee structure. We have managed Denbury via this committee structure for several years and this committee structure will remain intact. The investment committee will consist of Messrs. Rykhoek, Evans, Allen and Robert Cornelius, our Senior VP Operations, all current members of the committee.”
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com